EXHIBIT 2

LIPMAN ELECTRONIC ENGINEERING LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
July 22, 2004

TO THE SHAREHOLDERS OF LIPMAN ELECTRONIC ENGINEERING LTD.:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the "Meeting") of LIPMAN ELECTRONIC ENGINEERING LTD., a company formed under the laws of the State of Israel (the "Company"), will be held on Thursday, July 22, 2004 at 5:00 p.m., local time, at the principal executive offices of the Company located at 11 Haamal Street, Rosh Haayin, 48092, Israel, for the following purposes:

1.	To elect the following persons to serve as directors until the next Annual General Meeting of Shareholders: Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Avraham Nussbaum, Mordechai Gorfung and Jonathan Kaplan.

2.	To appoint Kost Forer Gabbay & Kasierer (a member firm of Ernst & Young Global) as the Company's independent auditors for the year ending December 31, 2004 and authorize the Board of Directors (or the Audit Committee of the Board of Directors, if authorized by the Board) to determine the auditors' compensation.

3.	To ratify an option grant to a non-employee director and to ratify his remuneration.

4.	To increase the registered share capital of the Company by 25,000,000 Ordinary Shares, par value NIS 1.0 per share, to 60,000,000 Ordinary Shares.

5.	To receive and discuss the Company's audited financial statements for the year ended December 31, 2003.

The foregoing items of business are more fully described in the Proxy Statement to be mailed to the shareholders on or about June 23, 2004.

Only shareholders who held shares at the close of business on June 21, 2004 (the "Record Date") are entitled to notice of, and to vote at the Meeting and any adjournments thereof. Item (5) does not need an approval, as the Company's audited financial statements were approved by the Board of Directors. The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of proposals (1), (2), (3) and (4).

All shareholders are cordially invited to attend the Meeting in person. Any shareholder attending the Meeting may vote in person even if such shareholder previously signed and returned a proxy.

FOR THE BOARD OF DIRECTORS
Jacob Perry
Rosh Haayin, Israel	Chairman of the Board

June 21, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

LIPMAN ELECTRONIC ENGINEERING LTD.

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
July 22, 2004

The enclosed proxy is solicited on behalf of the Board of Directors of Lipman Electronic Engineering Ltd. (the "Company") for use at the Company's Annual General Meeting of Shareholders (the "Meeting") to be held on Thursday, July 22, 2004 at 5:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice. The Meeting will be held at the offices of the Company located at 11 Haamal Street, Rosh Haayin, 48092, Israel. The telephone number at that address is 011-972-3-902-9730.

These proxy solicitation materials were mailed on or about June 23, 2004 to all shareholders entitled to vote at the Meeting. The Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2003, including audited financial statements, is available on the Company's website, www.lipman.co.il.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on June 21, 2004 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. Also, shareholders who hold Ordinary Shares through a bank, broker or other nominee which is a shareholder of record of the Company or which appears in the participant listing of a securities depository, are entitled to notice of, and to vote at, the Meeting.

At the Record Date, 13,919,148 Ordinary Shares were issued, of which 12,956,318 Ordinary Shares were outstanding and 962,830 Ordinary Shares were held in treasury.

Revocability of Proxies

Any proxy submitted pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at the address set forth herein, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

Quorum, Voting and Solicitation

Pursuant to the Company's Articles of Association, the presence, in person or by proxy, of at least two shareholders holding shares conferring in the aggregate at least one-third of the outstanding voting power of the Company is necessary to constitute a quorum at the Meeting. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall be adjourned to the same day in the next week, at the same time and place. At such adjourned meeting any two shareholders present in person or by proxy shall constitute a quorum. The vote necessary to approve the resolutions relating to the matters upon which the shareholders will be asked to vote is specified below immediately following each proposed resolution. Each Ordinary Share is entitled to one vote on each proposal or item that comes before the Meeting.

Under Israeli law, if a quorum is present in person or by proxy, broker non-votes and abstentions will have no effect on whether the requisite vote is obtained, as they do not constitute present and voting shares.

Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold Ordinary Shares.

PROPOSAL ONE

Election of Directors

The Board of Directors recommends that the shareholders approve the election of the following eight directors, to each serve until the next annual general meeting: Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Avraham Nussbaum, Mordechai Gorfung and Jonathan Kaplan. The remaining two directors serving on the Board of Directors, Linda Harnevo and Itzhak Davidi, are statutory independent directors in accordance with the Israeli Companies Law. Pursuant to Israeli law, they were elected as directors for a three-year term in 2003 and serve until April 1, 2006.

A brief biography of each nominee is set forth below:

Jacob Perry has served as chairman of our board of directors since February 2003. He has also served as chairman of the board of directors of Lipman U.S.A. since May 2003. From March 1995 to December 2002, Mr. Perry was the president and chief executive officer of Cellcom Israel Ltd, a cellular provider in Israel. Mr. Perry is also the chairman of the board of directors of United Mizrahi, Bank Ltd, a banking company traded on the Tel Aviv Stock Exchange, and a director of Magal Security Systems Ltd, a company engaged in the development and marketing of computerized security systems and traded on the Nasdaq National Market and the Tel Aviv Stock Exchange.

Meir Shamir has served as a director since 1993, since 1992. Mr. Shamir has been the chairman of Mivtach Shamir Holdings Ltd, an investment company traded on the Tel Aviv Stock Exchange. Mr. Shamir also serves as a director of each of the following companies: Wizcom Technologies Ltd a company of which the company owns approximately 18.6% of the outstanding shares, that is engaged in the field of electronics and traded on the Deutsche Borse. A.G. and Digal Investments and Holdings Ltd, a real estate holding company traded on the Tel Aviv Stock Exchange and Tefron, traded on NYSE.

Ishay Davidi has served as a director since September 2002. Since August 1996, he has been the chief executive officer and senior partner of First Israel Mezzanine Investors Ltd. and chief executive officer of Mez-Op Holdings Ltd., a wholly owned subsidiary of FIMI affiliates. Mr. Davidi is a director of Tadiran Communications Ltd, a manufacturer of communications devices traded on the Tel Aviv Stock Exchange, and of Tedea Technologies Development and Automation Ltd., a maker of load cells that is also traded on the Tel Aviv Stock Exchange. He is also chairman of the board of directors of Tadir Gan (Precision Products) 1993 Ltd., a manufacturer of precision components for the car industry which is traded on the Tel Aviv Stock Exchange. and a director of Medtechnica Ltd., which is traded on the Tel Aviv Stock Exchange. He is also chairman of the board of directors of FITE - First Israel Turnaround Enterprise Fund. Ishay Davidi is the nephew of Izhak Davidi.

Aharon Lipman is a co-founder of the Company and has served as a director since 1974. From 1983 to May 2001 and from November 2001 to February 2003, he served as Chairman of the Board of Directors of the Company. From August 1999 to February 2001, he served as our chief executive officer. From 1974 through August 1999, he served as the Company's president. Mr. Lipman is also a director of Wizcom Technologies Ltd. Aharon Lipman is the brother of Rami Lipman.

Rami Lipman is a co-founder of the Company and has served as a director since 1978. He served as the Company's executive vice president from 1993 to 1999. Since August 1999, he has also served as a director of Lipman U.S.A. Rami Lipman is the brother of Aharon Lipman.

Avraham Nussbaum has served as a director since December 2001. Since 1992, Mr. Nussbaum has been a joint managing director of Ashtrom Group Ltd. He is also a director of Ashtrom Properties Ltd., Ashlad Ltd. and Ashtrom Projects Ltd., land development and land holding companies traded on the Tel Aviv Stock Exchange, and Mivtach Shamir Holdings Ltd., an investment company traded on the Tel Aviv Stock Exchange.

Mordechai Gorfung has served as a director since September 2002. Since 1982, Mr. Gorfung has served as the chairman and chief executive officer of Teda Technologies Development and

Automation Ltd., a company traded on the Tel Aviv Stock Exchange. Since July 2003, he has served as the chairman and chief executive officer of Marathon Venture Capital Fund Ltd., a company traded on the Tel Aviv Stock Exchange.

Jonathan Kaplan has served as a director since December 2003. Mr. Kaplan has been a consultant at Bar Ilan University since January 2002, and has been a lecturer at Bar Ilan University since 1995. From January 1999 to January 2002, he served as the Income Tax Commissioner for the State of Israel and from January 1993 to January 1999, he served as Income Tax Vice Commissioner for the State of Israel. Mr. Kaplan is a director of Alony-Hetz Properties & Investments Ltd., a company listed on the Tel Aviv Stock Exchange that specializes in foreign real estate and financial investments. Mr. Kaplan is an independent director as defined under the rules of the Nasdaq Stock Market and the U.S. securities laws.

Shareholder's Agreement between Mivtach Shamir Holdings and Mez-Op Holdings:

Mivtach Shamir Holdings Ltd. and Mez-Op Holdings Ltd., which is owned by affiliates of First Israel Mezzanine Investors Ltd., or FIMI, entered into an agreement in August 2002 which requires them to vote all of the ordinary shares owned or otherwise held by them to elect (i) two members designated by Mez-Op Holdings, (ii) three members designated by Mivtach Shamir Holdings, (iii) Aharon Lipman and Rami Lipman , subject to the approval of each of them, and (iv) subject to applicable law, two external directors mutually acceptable to both Mivtach Shamir Holdings and Mez-Op Holdings. Jacob Perry, Meir Shamir and Avraham Nussbaum are designees of Mivtach Shamir Holdings and Ishay Davidi and Mordechai Gorfung are designees of Mez-Op Holdings.

Proposal

The shareholders are being asked to elect Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Avraham Nussbaum, Mordechai Gorfung and Jonathan Kaplan, as directors, as detailed above. It is the intention of the persons appointed as proxies in the accompanying proxy card to vote FOR the election of Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Avraham Nussbam, Mordechai Gorfung and Jonathan Kaplan, as directors, unless specifically instructed to the contrary. Management knows of no current circumstances that would render any of Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Avraham Nussbaum, Mordechai Gorfung or Jonathan Kaplan unable to accept nomination or election.

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote "FOR" the election of Jacob Perry, Meir Shamir, Ishay Davidi, Aharon Lipman, Rami Lipman, Avraham Nussbaum, Mordechai Gorfung and Jonathan Kaplan as directors for a term to expire at the Annual General Meeting in 2005.

PROPOSAL TWO

Ratification of Appointment of Independent Auditors
and Authorization of Auditors' Compensation

Background

The Board of Directors has selected Kost Forer Gabbay & Kasierer (a member firm of Ernst & Young Global) as its independent auditors to audit the consolidated financial statements of the Company for 2004. Kost Forer Gabbay & Kasierer has been engaged as the Company's auditors since January 1, 2001. Representatives of Kost Forer Gabbay & Kasierer will attend the Meeting and may make a statement if they so desire. They will be available to respond to appropriate questions raised during the Meeting.

Proposal

Shareholders are being asked to ratify the selection of Kost Forer Gabbay & Kasierer as the Company's independent auditors for 2004 and to authorize the compensation of these auditors.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the appointment Kost Forer Gabbay & Kasierer (a member firm of Ernst & Young Global ) as the Company's independent public accountants for the fiscal year ending December 31, 2004 be, and it hereby is, ratified, and that the Board of Directors (or the Audit Committee of the Board, if authorized by the Board of Directors) be, and it hereby is, authorized to fix the remuneration of such independent public accountants in accordance with the volume and nature of their services."

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary shares of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

Board Recommendation

The Board of Directors recommends that the shareholders vote "FOR" adoption of this proposal.

PROPOSAL THREE

Ratification of an Option Grant to a Non-Employee Director and Approval of his Remuneration

Background

Under Israel's Companies Law, the compensation terms of any director requires the approval of the Company's Audit Committee, Board of Directors and shareholders, in that order. This includes compensation in the form of stock options. Accordingly, compensation to a director, including any grant of stock options or any other remuneration, is subject to ratification by the Company's shareholders. The Audit Committee and the Board of Directors have approved the grant of options to purchase 15,000 of the Company's ordinary shares to Jonathan Kaplan. These options will be granted, assuming shareholder ratification, at an exercise price equal to $41.60, the price of the Company's ordinary shares in its initial public offering in the United States on January 28, 2004.

The options will vest over a four-year period. In accordance with the accounting policy used by the Company, the Company will be required to record compensation expense based on the fair value of the options granted, assuming shareholder approval of this proposal. This compensation expense will be charged over the vesting period of the options.

Mr. Kaplan is an independent director as defined under the rules of the Nasdaq Stock Market and the U.S. securities laws. The Audit Committee and the Board of Directors resolved to pay Mr. Jonathan Kaplan the same remuneration as the Company pays to the two statutory independent directors in accordance with the Israeli Companies Law. The Company pays to its statutory independent directors an annual fee of NIS 37,500 (equal to approximately $8,500)and NIS 1,365 (equal to approximately $300) for each meeting of the Board of Directors or any committee attended.

Proposal

Shareholders are being asked to ratify the option grant and remuneration to Mr. Jonathan Kaplan.

It is proposed that the following resolution be adopted at the Meeting:

"RESOLVED, that the grant to Jonathan Kaplan of options to purchase 15,000 Ordinary Shares at an exercise price of U.S. $41.60 and to pay Jonathan Kaplan the same remuneration the Company pays to its statutory independent directors, in accordance with the Israeli Companies Law, prevailing from the day of the appointment of Jonathan Kaplan as a director of the Company is hereby ratified."

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

Board Recommendation

The Board of Directors recommends a vote "FOR" adoption of this proposal.

PROPOSAL FOUR

To Increase the Registered Share Capital of the Company by 25,000,000 ordinary shares, par value NIS 1.0 per share, to 60,000,000 ordinary shares, par value NIS 1 per share.

The Company is currently authorized to issue 35,000,000 ordinary shares. As of June 21, 2004, 12,956,318 shares were outstanding, excluding 962,830 shares held in treasury, and 1,423,150 shares were reserved for issuance upon the exercise of outstanding or authorized options.

On June 10, 2004, the Company announced that its Board of Directors had approved a two-for-one stock split to be effected in the form of a stock dividend. Shareholders of record on June 21, 2004 are entitled to one additional share for every share owned on that date, with new shares issued on July 1, 2004 by the Company's transfer agent. After giving effect to this dividend on outstanding shares and on shares reserved for issuance upon the exercise of outstanding or authorized options, the Company has only approximately 4.3 million authorized shares available for issuance.

The Board has concluded that increasing the number of authorized ordinary shares will give the Company the ability to react quickly to future opportunities for the Company. The additional shares authorized could be issued at the direction of the Board of Directors from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company's business, a split or dividend on then outstanding shares or in connection with any employee stock plan or program. Any future issuances of authorized shares may be authorized by the Board of Directors without any further action by shareholders, except as required by law and applicable rules of the Nasdaq Stock Market.

The terms of the additional ordinary shares will be identical to those of the currently outstanding shares. Because holders of ordinary shares have no preemptive rights to purchase or subscribe for any unissued shares, the issuance of additional shares will reduce the current shareholders' percentage ownership interest in the total outstanding shares. An increase in the number of shares outstanding could have an anti-takeover effect in that additional shares could be issued in one or more transactions that could make a change in control or takeover of the Company more difficult.

It is proposed that the following resolution be adopted at the meeting:

"RESOLVED, to increase the registered share capital of the Company by 25,000,000 ordinary shares, par value NIS 1.0 per share, to 60,000,000 Ordinary Shares, par value NIS 1.0 per share and to amend Article 4.1 of the Articles of Association to read as follows: The share capital of the Company is 60,000,000 (sixty million) New Israeli Shekels, divided into 60,000,000 (sixty million) Ordinary shares of a nominal value of NIS 1 (one Israeli shekel) each, all ranking pari passu."

Vote Required

The affirmative vote of the holders of a majority of the outstanding ordinary shares of the Company represented at the meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

Board Recommendation

The Board of Directors recommended a vote "FOR" adoption of this proposal.

ITEM FIVE

Presentation of Financial Statements

The Board of Directors has approved and is presenting to the shareholders for receipt and discussion at the Meeting, the Company's audited financial statements for the year ended December, 31, 2003, which are included in the Company's Annual Report on Form 20-F for the year ended December 31, 2003.

By Order of the Board of Directors

Jacob Perry
Chairman of the Board

Dated: June 21, 2004